Exhibit 99.1

MGC Diagnostics Corporation
350 Oak Grove Parkway
Saint Paul, MN 55127
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Completes
Acquisition of MediSoft SA

Strengthens MGCD as a global leader in cardiorespiratory diagnostic products

SAINT PAUL, MN (August 1, 2014) — MGC Diagnostics Corporation (NasdaqCM: MGCD), a leading global medical technologies company, announced today that it has completed its acquisition of MediSoft SA, a privately held manufacturer of cardiorespiratory diagnostic products based in Sorinnes, Belgium.

MediSoft has served the European cardiorespiratory diagnostics market since 1977. MediSoft, a calendar year company, generated 2013 revenues of approximately €4.7 million ($6.3 million) and incurred a net loss of approximately €141,000 ($187,000).

MGC Diagnostics acquired Medisoft for total cash consideration of €5.8 million ($7.8 million). In addition, MGC Diagnostics issued Warrants to the MediSoft shareholders to purchase 168,342 shares of MGC Diagnostics common stock at a price of $7.96 per share. The value of the Warrants is approximately €314,000 ($421,000). The Warrants have a three-year term expiring on August 1, 2017.

The total aggregate transaction consideration of €6.1 million ($8.2 million), including the value of the Warrants, represents a multiple of 1.3x 2013 MediSoft revenues. Of the total cash consideration, approximately €4.1 million ($5.5 million), or a multiple of .9x 2013 MediSoft revenues, was paid to MediSoft shareholders for the business operations and approximately €1.7 million ($2.3 million) was paid to retire existing MediSoft indebtedness.

At December 31, 2013, MediSoft had tangible assets of approximately €4.3 million ($5.9 million), which included independently-valued land, building and fixed assets of approximately €2.0 million ($2.7 million). Medisoft’s manufacturing facility and administrative office is approximately 38,000 square feet, was originally built in 2005 and was expanded in 2010. The remaining tangible assets of €2.3 million ($3.2 million) were comprised of cash, accounts receivable and inventory.

As previously disclosed, in connection with the Medisoft acquisition, on July 24, 2014, MGC Diagnostics entered into a $7.0 million credit facility with BMO Harris Bank N.A. This credit facility includes a five-year, $4.0 million term loan and a one-year, $3.0 million revolving credit facility. The $4.0 million term loan was funded on July 24, 2014. In addition to the term loan proceeds, MGC Diagnostics used $3.8 million of its available cash to fund the total cash consideration of $7.8 million, leaving approximately $7.0 million of cash available post-transaction.

The expected operational results from MediSoft for the remainder of fiscal year 2014 will not be accretive, after considering transaction costs. However, MGC Diagnostics expects the MediSoft transaction will be accretive beginning with its fiscal year 2015 results and that the potential value of the combined company synergies described below is expected to equal the total cash consideration of $7.8 million during the period from 2015 through 2017:

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Increase its Global Footprint and Market Share: MediSoft and its subsidiaries in France, Italy and Germany give the combined company direct European operations, scale and customer support. The combined company will have an increased ability to grow revenue by increasing market share outside of the US, further develop existing and new distribution channels, expand its presence in emerging markets and enhance customer support initiatives;

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Enhance its Product and Intellectual Property Portfolio: MediSoft’s diverse product line and R&D capabilities will result in a scalable portfolio of products for the combined company, enhancing future revenue opportunities; and

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Improve Manufacturing Capabilities and Reduce Cost Structure: The combined company, with first class manufacturing facilities in the United States and Europe, will be able to more cost effectively manufacture products to meet customer needs in global markets.

Todd M. Austin, MGC Diagnostics CEO said, “The addition of Medisoft’s Eurocentric product line, its strong brand equity, complementary distribution channels and leading-edge manufacturing capabilities strengthens MGC Diagnostics’ position as a global leader in the cardiorespiratory diagnostic market. MGC is a highly respected brand in the U.S. cardiorespiratory market and the Medisoft brand commands similar recognition in Europe. We now have a full suite of products and software, global manufacturing capacity and the sales and marketing capabilities to continue expanding our business on a global scale. We look forward to these new opportunities with great enthusiasm.”

About MGC Diagnostics

MGC Diagnostics Corporation (NasdaqCM: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its subsidiaries Medical Graphics Corporation and MediSoft SA, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward-Looking Statements
From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2013, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contact:	Wesley W. Winnekins	Joe Dorame, Robert Blum, Joe Diaz
	MGC Diagnostics Corporation	Lytham Partners, LLC
	Chief Financial Officer	(602) 889-9700
	(651) 484-4874	mgcd@lythampartners.com